Exhibit 3.3

AMENDMENT NO. 1 TO

RANK ONE COMPUTING CORPORATION

BYLAWS

Amendment No. 1 Adopted by Board: March 4, 2024

Amendment No. 1 Approved by Stockholders: March 5, 2024

THIS AMENDMENT NO. 1 TO BYLAWS (“Amendment”) is made as of this 4th day of March, 2024 and amends those certain Bylaws (“Bylaws”) adopted by Rank One Computing Corporation (the “Company”) on September 18, 2018.

RECITALS

A.	The Company’s board of directors deems it in the best interests of the stockholders and the Company to adopt this Amendment and, subject to approval by shareholders holding a majority of the Company’s outstanding shares, provide for the amendment of the Bylaws in the manner and on the circumstances set forth more fully herein.

NOW THEREFORE, the board of directors of the Company adopts the Amendment as follows:

AMENDMENT

1. Delete Section 2.14. Section 2.14 (Election) of the Bylaws shall be deleted in its entirety.

2. No Other Changes. Except as herein amended, all other terms and conditions of the Agreement remain in full force and effect.